Radient Pharmaceuticals Corporation
Proforma Condensed Consolidated Balance Sheet

	December 31,			December 31,
	2010	Proforma		2010
	(Unaudited)	Adjustments		(Proforma)
ASSETS
Current assets:
Cash and cash equivalents	$53,000	$6,820,000	(1)	$6,873,000
Accounts receivable, net	3,000	-		3,000
Inventories	83,000	-		83,000
Prepaid expenses and other current assets	466,000	-		466,000
Total current assets	605,000	6,820,000		7,425,000

Property and equipment, net	76,000	-		76,000
Investment in JPI	17,738,000	-		17,738,000
Debt issuance cost	171,000	519,000	(1),(5)	690,000
Other assets	5,000	-		5,000

Total assets	$18,595,000	$7,339,000		$25,934,000

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable and accrued expenses	$1,061,000	-		$1,061,000
Accrued salaries and wages	295,000	-		295,000
Accrued interest expense	2,210,000	(1,904,000)	(2),(3),(4)	306,000
Derivative liabilities	29,066,000	(15,567,000)	(6),(7),(8)	13,499,000
Notes payable,	4,582,000	(3,926,000)	(2),(3)	656,000
Convertible notes, net of debt discount	16,509,000	(15,134,000)	(1),(3),(4), (5),(8)	1,375,000
Total current liabilities	53,723,000	(36,531,000)		17,192,000

Other long-term liabilities
Total liabilities	53,723,000	(36,531,000)		17,192,000

Stockholders’ equity (deficit):
Common stock	38,000	23,000	(2),(3),(4)	61,000
Additional paid-in capital	85,218,000	49,840,000	(2),(3),(4), (6),(7)	135,058,000
Accumulated deficit	(120,384,000)	(5,993,000)	(5),(8)	(126,377,000)
Total stockholders’ equity (deficit)	(35,128,000)	43,870,000		8,742,000

Total liabilities and stockholders’ equity (deficit)	$18,595,000	$7,339,000		$25,934,000

(1)	To record issuance of 2011 Convertible Notes gross principal of $8,437,000, debt issuance cost of $680,000, and issuance discount of $937,500.
(2)	To record conversion of Senior Series 1 & 2 Notes principal of $3,785,000 and accrued interest of $933,000 into common stock
(3)	To record conversion of 2008 10% Notes and Bridge loan principal of $458,000 and accrued interest of $79,000 into common stock
(4)	To record conversion of 2010 Conversion principal of $17,149,000 and accrued interest of $891,000 into common stock
(5)	To write off unamortized debt issuance cost of $161,000 and debt discount of $2,332,000 upon conversion of 2010 Convertible Notes
(6)	To reclassify derivative liability of $7,675,000 upon conversion of 2010 Convertible Notes
(7)	To reclassify derivative liability of $18,892,000 upon exercise of warrants
(8)
To record $11 million derivative value related to the 2011 financing based on management best estimate using the Black-Scholes Model to value the warrants and management estimate of the embedded conversion feature of the Notes.  This valution is subject to adjustments based on final valuation using a binomial model.  $3,500,000 of the estimated fair value of the derivative is in excess of debt discount and is immediately expensed.